Exhibit 23.1

Consent of Independent Auditors

We have issued our report dated September 16, 2014, with respect to the combined financial statements of Super Dragon Limited and Videotel Marine Asia Limited Group as of December 31, 2012 and December 31, 2013 and for the years then ended, included in this Current Report of KVH Industries, Inc. on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of KVH Industries, Inc. on Forms S-8 (File No. 333-168406, No. 333-160230, No. 333-141404, No. 333-112341, No. 333-67556 and No. 333-08491).

/s/ GRANT THORNTON UK LLP
Leeds
United Kingdom
September 16, 2014